Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148299) of SandRidge Energy, Inc. of our report dated March 7, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidated financial information for the year ended December 31, 2007 included in Note 24, as to which the date is November 6, 2008, relating to the financial statements, which appears in this current report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
November 6, 2008